UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:  December 21, 2005

Commission File Number 1-7107

LOUISIANA-PACIFIC CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE	1-7107	93-0609074
(State or other jurisdiction of	Commission File	(IRS Employer Identification No.)
incorporation or	Number
organization)

414 Union Street, Suite 2000, Nashville, TN 37219

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:  (615) 986-5600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement

On December 21, 2005, Louisiana-Pacific Corporation (“LP”) executed a credit agreement among Louisiana-Pacific Limited Partnership (“LPLP”) and Louisiana-Pacific Canada Ltd. (“LP Canada”), as borrowers, Bank of America, N.A., as administrative agent, The Bank of Nova Scotia, as syndication agent, and the other lenders party thereto, providing for a three-year, unsecured term loan in the principal amount of C$235 million.  The obligations of LPLP and LP Canada under the credit agreement are guaranteed by LP.  A copy of the Credit Agreement is attached hereto as Exhibit 10.1 and incorporated by reference into this Item 1.01.

Item 2.03               Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth or incorporated by reference in Item 1.01 is incorporated by reference into this Item 2.03.

Item 7.01               Regulation FD Disclosure

The information set forth or incorporated by reference in Item 1.01 is incorporated by reference into this Item 7.01.

The American Jobs Creation Act of 2004 created an opportunity to return capital from foreign operations to the U.S. in a tax efficient manner.  LP is seeking to benefit from this opportunity by returning cash to the U.S. in a manner intended to maximize LP’s consolidated net earnings as compared to other alternatives. The borrowing under the Credit Agreement will facilitate the achievement of this objective.

It is anticipated that the borrowing under the Credit Agreement will be repaid from the free cash flow of LP Canada over the next three years.

Item 9.01               Financial Statements and Exhibits

(d)           Exhibits

10.1         Credit Agreement, dated December 21, 2003, among Louisiana-Pacific Limited Partnership and Louisiana-Pacific Canada Ltd., as Borrowers, Bank of America, N.A., as Administrative Agent, The Bank of Nova Scotia, as Syndication Agent, and the other lenders party thereto

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LOUISIANA-PACIFIC CORPORATION

By:	/s/ Curtis M. Stevens
Curtis M. Stevens
Executive Vice President and Chief
Financial Officer
(Principal Financial Officer)

Date:  December 28, 2005